                                                             EXHIBIT 10.7

                       CONTACT COMMUNICATIONS INC.
                        600 Data Drive, Suite 100
                           Plano, Texas 75075

August 7, 1995

                                                      SENT VIA FACSIMILE
                                                   C/O Jake Cogburn, Esquire
                                                        (404) 228-5018
                                                   -------------------------

Mr. James H. Cobb, III
President
Cobbwells, Inc.
245 Meriwether Street
Griffin, GA 30223-3010

Dear Mr. Cobb:

   This letter will confirm the understanding that James H. Cobb, III and Warren K. Wells (the "Shareholders"), and Cobbwells, Inc., d/b/a Page One/Airtel, a Georgia corporation, all of the capital stock of which is owned by the Shareholders (the "Company"), have reached with Contact
Communications Inc., a Delaware corporation ("Buyer"), and wholly owned subsidiary of ProNet Inc. ("ProNet"), with respect to the acquisition ("Acquisition") by Buyer from the Company of those assets described in EXHIBIT A attached hereto as "Acquired Assets" (the "Acquired Assets").

   1. The parties hereto shall immediately proceed with the further negotiation, preparation and execution of a Definitive Agreement (herein so called) containing, among other things, the terms and conditions set forth in EXHIBIT A attached hereto. The parties intend that the Definitive Agreement be executed no later than 5:00 p.m., Dallas time, October 31, 1995, unless they shall otherwise agree in writing.

   2. Following the date of execution hereof, the Shareholders and the Company shall afford to Buyer through its officers, attorneys, accountants, lenders and authorized representatives and affiliates free and full access to the properties, books and records of the Company on reasonable notice during normal business hours in order to permit Buyer to make such investigation of the business, properties and operations of the Company as Buyer may deem necessary. In the event Buyer determines not to proceed with the Acquisition, any information furnished to, or obtained by, any party hereto, its officers, attorneys, accountants, lenders or authorized representatives, as a result of its investigations or otherwise in connection with the Acquisition, shall be treated as confidential information except (a) to the extent such information is otherwise public or generally available to the public or (b) as required by law. In the event the Acquisition does not occur, each party shall return to the other parties all written confidential information furnished by the other parties to it or him and will not thereafter use, for any purposes whatsoever, such confidential information, or permit any such confidential information to be made publicly available.

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Mr. James Cobb
August 7, 1995
Page -2-

   3. The Shareholders and the Company represent and warrant to Buyer that neither Shareholders nor the Company has entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or assets of the Company (whether by purchase of assets or stock, by merger, or otherwise) and (b) the execution, delivery and performance of this letter of intent by the Shareholders and the Company do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Company is a party or by which it or its properties is bound. In order to induce Buyer to undertake the considerable effort and to incur the major expenses associated with the Acquisition, the Shareholders and the Company shall not, and shall use their best efforts to cause the officers, directors, employees, and agents of the Company not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of any or all of the assets of, or securities of, or any merger, consolidation, or business combination with, the Company or any subsidiary thereof or (b) participate in any negotiations regarding, or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing until 5:00 p.m., Dallas, Texas time, on October 31, 1995. In addition, until 5:00 p.m., Dallas, Texas time, on October 31, 1995, the Shareholders and the Company agree that neither the Shareholders nor the Company will enter into any agreement or consummate any transaction that would interfere with the consummation of the Acquisition. The Shareholders and the Company shall promptly notify Buyer if any such proposal or offer described in this paragraph, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this paragraph shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as Buyer may reasonably request and which may be legally provided to Buyer by the Company and the Shareholders.

   4. No public announcement shall be made by Buyer, ProNet, the Company or either Shareholders with respect to the transactions contemplated hereby without the approval of the respective parties, unless otherwise required by law; provided, however, it is specifically understood that ProNet may issue press releases regarding the execution of this letter of intent, the execution of the Definitive Agreement and the Closing of the Acquisition.

Mr. James Cobb
August 7, 1995
Page -3-


   5. This letter is intended merely to be a guide in the preparation of a Definitive Agreement satisfactory to the parties hereto and nothing contained herein shall be construed to preclude other provisions that are inconsistent with the terms of the Acquisition outlined herein from being included in the Definitive Agreement, provided such other provisions are satisfactory to all parties to the Definitive Agreement. While the parties presently intend to proceed promptly to complete the Definitive Agreement, it is expressly understood that this is a letter of intent and that no liability or obligation of any nature whatsoever is intended to be created between or among any of the parties hereto except as set forth in paragraphs 2, 3 and 4 hereof.

   If the foregoing sets forth your understanding with respect to this matter, please execute the enclosed copies of this letter in the space provided below for your signatures and return one fully executed copy to the undersigned, whereupon this letter shall become a binding agreement among the parties hereto and our respective heirs, successors and assigns as of the date hereof.

                                             CONTACT COMMUNICATIONS INC.

                                                 /s/ MARK A. SOLLS
                                          By: __________________________


                                                   VICE PRESIDENT
                                          Title: _______________________

Accepted and agreed to in all respects
as of 7 day of August, 1995.


COBBWELLS, INC.

     /s/ JAMES H. COBB, III
By: _____________________________

          PRESIDENT
Title: __________________________


/s/ JAMES H. COBB, III
_________________________________
James H. Cobb, III


/s/ WARREN K. WELLS
_________________________________
Warren K. Wells

                                                               EXHIBIT A

                                 COBBWELLS, INC.

                                   TERM SHEET


Nature of Transaction            Sale Of Assets

Purchase Price                   The Purchase Price shall be $16,200,000.

                                 The Purchase Price shall be paid as
                                 follows: (a) 70% in cash at closing, and (b)
                                 30% payable in shares of common stock
                                 ("Common Stock") of ProNet Inc. (valued at the then current trading price) or cash (the "Deferred Amount"), in Buyer's sole discretion, within 12 months after the closing of the Acquisition. The Purchase Price shall be allocated between the Acquired Assets and the Shareholders and the Company's Noncompetition Agreements (in an amount to be agreed to by the parties hereto). On the date of execution of the definitive agreement, Buyer shall deposit with an escrow agent, a $500,000 earnest money deposit ("Earnest Money"). Such Earnest
                                 Money would be credited toward the
                                 Purchase Price at Closing. In the event the transaction does not close due solely to Buyer's breach of its obligations under the definitive agreement, then the Earnest
                                 Money shall be payable to Company;
                                 otherwise, the Earnest Money shall be
                                 payable to Buyer. Buyer shall pay the
                                 Company interest at the rate of 6 1/2% per annum on any portion of the Deferred
                                 Amount outstanding (calculated from the
                                 date of Closing until paid).

                                 The shares of common stock to be delivered in payment of the Deferred Amount, if any, shall be the subject of a Registration Rights Agreement between the Shareholder and
                                 ProNet pursuant to which ProNet shall agree that such shares shall be registered with the Securities and Exchange Commission (the "SEC") within 14 days after the delivery of such shares to the Shareholder.


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Cobbwells, Inc.
Terms -2-

Recurring Revenue                The Company shall have at least $328,000 in
                                 recurring monthly revenue (as defined from the summary billing by price code generated by the Company in its ordinary course) for the last complete month prior to the date of Closing ("Recurring Monthly Revenue"). In the event Recurring Monthly Revenue is less than $328,000, the Buyer shall have the option to terminate the transaction with the Earnest Money payable to the Buyer. In the event Recurring Monthly Revenue exceeds
                                 $328,000, the purchase price shall be
                                 increased by $25,000 for each $1,000 over $328,000.

Acquired Assets                  (a)  All of the Company's radio paging
                                 systems, including all affiliated networks for continuity of such system and including all pending applications, as well as any proposed/pending transactions to acquire paging systems or frequencies (collectively, the "System"), and any frequencies licensed for radio paging in such metropolitan areas held by the Company but not currently used in the operation of the System.

                                 (b)  All of the System's pagers in the field
                                 (provided the number of pagers in service shall not be less than 27,328 at the date of Closing).

                                 (c)  All of the tangible assets of the
                                 System including receivers, transmitters, base station equipment, inventory (of an appropriate working level to supply the System; provided however, that the value of the inventory shall not be less than $200,000), furniture, fixtures and computer equipment.

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Cobbwells, Inc.
Terms -3-
                                 (d)  Accounts receivable (subject to a
                                 formula reflecting the Company's aging to be mutually agreed to by the parties).

                                 (e)  To the extent assignable, all
                                 outstanding licenses, authorizations, permits and certificates issued to the Company by the Federal Communications Commission and other governmental authorities and all pending applications with respect to the same used by the Company in connection with or necessary for the operation of the System.

Excluded Assets                  (a)  The Company's cash: the cash and
                                 cash equivalents (excluding accounts
                                 receivable).
                                 (b)  Two (2) leased automobiles.
                                 (c)  Spectrum Mail Machine.
                                 (d)  Postage Machine.
                                 (e)  The Company's telephone answering
                                      service equipment.

Noncompetition Agreement         The Company and the Shareholders will
                                 agree not to compete with Buyer in the area in which the Company serves its customers
                                 (Georgia and South Carolina) for a period of five years from the closing of the Acquisition; provided however, the
                                 Shareholders may operate as Resellers on Buyer's system under terms to be mutually agreed upon by the parties.

Representation and Warranties    The Shareholders shall represent and warrant
                                 that (a) neither they nor the Company has entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or all or substantially all of the assets of the Company (whether by purchase of assets or stock, by merger or otherwise), and (b) except as otherwise disclosed on the appropriate disclosure schedule, the execution, delivery and performance of the

Cobbwells
Terms -4-

                                 Definitive Agreement by such Shareholders and the Company do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Shareholders or the Company is a party or by which any of them or their properties is bound.

License Transfers                Within 30 days after the parties have signed
                                 this letter of intent, Buyer (with the
                                 Company's/Shareholders' assistance) shall apply with the Federal Communications
                                 Commission for the transfer of all licenses currently issued to the Company (including any pending applications with respect to the Company). The parties will each pay one-half of the cost of such applications.

Deferred Revenue/Deposits        The Purchase Price shall be reduced by (a)
                                 the amount of any revenues collected by the Company prior to the Closing in respect of services or merchandise to be provided after the Closing and (b) the amount of customer pager rental deposits collected by the Company prior to the Closing.

Liabilities                      The Company will pay or provide for
                                 payment at closing for all of its liabilities so that Buyer will be receiving the Acquired
                                 Assets free and clear of all liabilities, liens and encumbrances.

Indemnification/Offset           Buyer shall have a right to offset and
                                 indemnification for any damages resulting from breaches of the Definitive Agreement by the Company or the Shareholders.

ProNet Guarantee                 ProNet shall guarantee the obligations of
                                 Buyer contained in the Definitive Agreement.

Closing The Closing shall take place on or after January 1, 1996.